EXHIBIT 21.1

PRINCIPAL SUBSIDIARIES OF THE REGISTRANT

Name of subsidiary	State or Other Jurisdiction of Incorporation or Organization

Activision Beteiligungs GmbH	Germany
Activision Canada, Inc.	Canada
Activision Deutschland GmbH	Germany
Activision Europe, Limited	United Kingdom
Activision GmbH	Germany
Activision International B.V.	The Netherlands
Activision International Europe, LLC	California
Activision Productions, Inc.	Delaware
Activision Pty Ltd.	Australia
Activision Publishing Europe, LLP	United Kingdom
Activision Publishing, Inc.	Delaware
Activision Publishing International, Inc.	California
Activision Texas, Inc.	Texas
Activision U.K. Ltd.	United Kingdom
Activision Value Publishing, Inc.	Minnesota
Activision Vermogensverwaltungs GmbH	Germany
Advantage Entertainment Distribution Limited	United Kingdom
ATVI France SARL	France
CD Contact Data BV	The Netherlands
CD Contact Data GmbH	Germany
Centresoft Ltd.	United Kingdom
Combined Distribution Holdings Ltd.	United Kingdom
Contact Data Belgium N.V.	Belgium

Expert Software, Inc.	Delaware
Gray Matter Interactive Studios, Inc.	California
Igloo Distribution Limited	United Kingdom
Infinity Ward, Inc.	Delaware
Kaboom.com, Inc.	Delaware
Luxoflux, Inc.	Delaware
NBG EDV Handels-und & Verlags GmbH & Co. KG	Germany
Neversoft Entertainment, Inc.	California
PDQ Distribution Ltd.	United Kingdom
Shaba Games, Inc.	Delaware
Target Software Vertriebs GmbH	Germany
Treyarch Corporation	Delaware
Z-Axis, Ltd.	Nevada